UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2010

HSW International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

Terminus, 3280 Peachtree Road, Suite 600, Atlanta, Georgia 30305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 30, 2010, HSW International, Inc., or HSWI, entered into the Second Amendment to the Letter Agreement for Services, by and between Sharecare, Inc. and HSWI, dated October 30, 2009, as amended by the First Amendment thereto, dated December 30, 2010.  The Second Amendment extends the term of the Agreement from June 30, 2010, to December 31, 2010.  In addition, HSWI agreed to provide services to Sharecare for the operation of the web site for “The Dr. Oz Show,” including the development of additional functionality and new content for the web site, within the parameters of a mutually agreed budget to be prepared in good faith by the parties.  The Second Amendment provides an additional fixed management fee for HSWI’s management of “The Dr. Oz Show” web site.

The Second Amendment permits Sharecare to terminate these additional services without terminating the Agreement or the other services contemplated under the Agreement following any termination of the agreement between Sharecare and the owner of “The Dr. Oz Show” web site.  Except as amended by the Second Amendment, all provisions set forth in the Agreement and the First Amendment remain in full force and effect.  A more detailed description of the Agreement is included in HSWI’s Current Report on Form 8-K filed November 2, 2009, and the Agreement was filed on January 22, 2010, as Exhibit 10.31 to HSWI’s Quarterly Report on Form 10-Q, as amended.  A description of the First Amendment is included in HSWI’s Current Report on Form 8-K filed January 7, 2010, and the First Amendment is included as Exhibit 10.31.1 thereto.

We will file a copy of the Second Amendment with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: July 7, 2010	By:	/s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Executive Vice President & General Counsel